Exhibit 99.1
    NASDAQ: WASH

Contact: Elizabeth B. Eckel
SVP, Chief Marketing & Corporate Communications Officer
Telephone: (401) 348-1309
E-mail: ebeckel@washtrust.com
Date: February 1, 2022
FOR IMMEDIATE RELEASE

Washington Trust Announces Appointment of Two New Board Members

WESTERLY, R.I., February 1, 2022 (PR NEWSWIRE)…Washington Trust Bancorp, Inc. (NASDAQ: WASH), On January 26, 2022, the Board of Directors (the “Board”) of Washington Trust Bancorp, Inc. (the “Corporation”), the bank holding company for The Washington Trust Company, announced Joseph P. Gencarella, former Audit Partner of KPMG LLP, and Alimamy D. (“Junior”) Jabbie, Jr., Owner, President, and CEO of Banneker Supply Chain Solutions, Inc., were elected to boards of the Corporation and its subsidiary bank, The Washington Trust Company, effective March 1, 2022.

Mr. Gencarella, CPA, most recently served as Audit Partner of KPMG LLP, retiring in 2021 after more than 35 years with the Big Four audit firm. He has extensive experience in the banking, insurance, and finance industries includes expertise in highly technical accounting standards, internal controls, merger and acquisition accounting, and regulatory considerations for US-based and multinational corporations. Mr. Gencarella currently serves on the Boards of Narragansett Council of the Boy Scouts of America and Rhode Island Boy Scouts and previously served as a Rhode Island Public Expenditure Council (RIPEC) Board Trustee and as a member of the Providence College School of Business Advisory Board and Providence College President’s Council.

Mr. Jabbie has served as President and CEO of Banneker Supply Chain Solutions, Inc. since 2018, after serving in various management and leadership positions over his sixteen-year tenure with the company, including Executive Manager of Corporate Operations and Executive Manager of Business Development and Customer Relationships. He is well-regarded for his vision and strategic business acumen, and has been recognized as a passionate, dedicated, and dynamic advocate for underserved communities. Mr. Jabbie serves on the Board of Directors for Delta Dental of Rhode Island, the Federal Reserve Bank of Boston New England Advisory Council (NEAC), the Northern RI Chamber of Commerce, the Rhode Island Manufacturers Association, the Rhode Island Public Expenditure Council (RIPEC), and the National Small Business Association’s (NSBA) Leadership Council. He also serves on the board for the United Way of Rhode Island, the American Heart Association Southern New England, the Papitto Opportunity Connection, and the Rhode Island Foundation’s Equity Leadership Initiative (ELI) Steering Committee.

“We are pleased to welcome Joe and Junior to our Board,” stated Edward O. Handy III, Washington Trust Chairman and Chief Executive Officer. Adding, “They are both highly-respected within their fields and the community, and we look forward to the diversity of the experiences, skills, and talents they bring to our Corporation.”

Exhibit 99.1
ABOUT WASHINGTON TRUST BANCORP, INC.
Washington Trust Bancorp, Inc., the parent of The Washington Trust Company, had $5.9 billion in assets as of December 31, 2022. Founded in 1800, Washington Trust is the oldest community bank in the nation, the largest state-chartered bank headquartered in Rhode Island and one of the Northeast’s premier financial services companies. Washington Trust offers a full range of financial services, including commercial banking, mortgage banking, personal banking and wealth management and trust services through its offices located in Rhode Island, Connecticut and Massachusetts. The Corporation’s common stock trades on NASDAQ under the symbol WASH. Investor information is available on the Corporation’s web site at ir.washtrust.com.